EXHIBIT 10.1    Deferred Compensation Plan for Directors of CIGNA Corporation

(Amended and Restated As Of January 1, 1997)

Article I. Definitions

The following are defined terms wherever they appear in the Plan.

1.1

“Administrator” shall mean the person, or committee, appointed by the Chief Executive Officer of CIGNA Corporation, and charged with responsibility for administration of the Plan.

1.2

“Annual Credit Amount” shall mean an amount set from time to time by resolution of the Board of Directors.

1.3

“Board of Directors” or “Board” shall mean the Board of Directors of CIGNA Corporation.

1.4

“Change of Control” shall mean that:

(a)

A corporation, person or group acting in concert as described in Section 14(d)(2) of the Securities Exchange Act of 1934 as amended (“Exchange Act”), holds or acquires beneficial ownership, within the meaning of Rule 13d-3 promulgated under the Exchange Act, of a number of preferred or common shares of CIGNA Corporation having voting power which is either: (l) more than 50 percent of the voting power of the shares which voted in the election of directors of CIGNA Corporation at the shareholders’ meeting immediately preceding such determination; or, (2) more than 25 percent of the voting power of common shares outstanding of CIGNA Corporation; or,

(b)

As a result of a merger or consolidation to which CIGNA Corporation is a party, either: (l) CIGNA Corporation is not the surviving corporation; or, (2) Directors of CIGNA Corporation immediately prior to the merger or consolidation constitute less than a majority of the Board of Directors of the surviving corporation; or,

(c)

A change occurs in the composition of the Board at any time during any consecutive 24-month period such that the “Continuity Directors” cease for any reason to constitute a majority of the Board. For purposes of the preceding sentence, “Continuity Directors” shall mean those members of the Board who either: (1) were directors at the beginning of such consecutive 24-month period, or, (2) were elected by, or upon nomination or recommendation of, at least a majority (consisting of at least nine directors) of the Board.

1.5

“CIGNA Common Stock” or “Common Stock” or “Stock” shall mean the common stock of CIGNA Corporation, par value of one dollar ($1.00) per share.

1.6

“Committee” shall mean the Corporate Governance Committee of the Board of Directors of CIGNA Corporation, or the successor to such committee.

1.7

“Deferral Election” shall mean the instrument executed by a Participant which specifies amounts and items of compensation to be deferred into the Deferred Compensation Account.

1.8

“Deferred Compensation Account” shall mean the separate account established under the Plan for each Participant, as described in Section 3.1.

1.9

“Participant” shall mean each individual who as a Director of CIGNA Corporation participates in the Plan in accordance with the terms and conditions of the Plan.

1.10

“Payment Election” shall mean the instrument executed by a Participant which specifies the method of payment of compensation deferred.

1.11

“Plan” shall mean the Deferred Compensation Plan for Directors of CIGNA Corporation, as it may be amended or restated from time to time by the Board of Directors.

1.12

“Restatement Date” shall mean January 1, 1997, the effective date of the Plan, as amended and restated.

1.13

“Restricted Deferred Compensation Account” shall mean the separate account established under the Plan for each Participant participating pursuant to Section 5.1.

1.14

“Termination of Service” shall mean termination of services as a director of CIGNA Corporation, including but not limited to termination by retirement, death or disability.

1.15

“Valuation Date” shall mean the close of business on the last business day of each month.

Article II. Participation

2.1 Eligibility to Participate in the Plan

The individuals who are eligible to participate in the Plan are those persons who serve as directors of CIGNA Corporation.

2.2 Participation in the Plan

(a)

A Participant may elect to defer receipt of all or a portion of those items of compensation for services as a director as are specified by the Administrator.

(b)

The election to defer is made by delivering a properly executed Deferral Election to the Administrator. The Deferral Election shall specify the item or items of compensation to be deferred, and the amount of such compensation to be deferred. The election for payment of compensation deferred is made by delivering a properly executed Payment Election to the Administrator. The Payment Election shall specify the method by which such deferred compensation is to be paid, and the date or dates for payment of such deferred compensation.

(c)

An election to defer compensation must be filed by the Participant prior to the commencement of a calendar year during which such compensation will be paid.

(d)

Notwithstanding Section 2.2(c), an election to defer compensation made by an individual who subsequently begins active service as a director of CIGNA Corporation, is filed prior to the date upon which such active service begins, shall be effective according to Section 2.2(e)(2), below.

(e)

An election to defer compensation is effective: (l) for the year beginning after the election, and for subsequent years, unless modified or revoked; or, (2) if Section 2.2(d) applies, for the remainder of the first year of active service, as of the first day of active service, and for subsequent years, unless modified or revoked.

2.3 Elections Pertaining to Payments

In executing a Payment Election, the Participant shall elect among the methods of payment as are specified by the Committee.

(a)

If a method of payment provides for periodic payments, the payments shall be made at least annually, over a period not to exceed 15 (fifteen) years.

(b)

If the payments are to commence after Termination of Service, no payments may be made before the first day of January following the calendar year during which the Participant terminates service.

(c)

The balance of a Participant’s Deferred Compensation Account and Restricted Deferred Compensation Account shall be paid, in all events, no later than January of the fifteenth year following Termination of Service.

(d)

If there is not in effect as of Participant’s Termination of Service a valid Payment Election, the Participant’s Deferred Compensation Account and Restricted Deferred Compensation Account shall be paid annually over a period of 15 (fifteen) years.

2.4 Modification of Elections Pertaining to Payments

With respect to payment of deferred compensation following Termination of Service, a Participant may request modification of his existing Payment Election, for payment under another method among those specified by the Committee. Any request for modification of such Payment Election shall be made before the Participant terminates service. The Committee shall consider any such modification request. In determining whether the request should be allowed, the Committee shall consider the Participant’s financial needs, including any changed circumstances, as well as the projected financial needs of CIGNA Corporation. If the Committee determines that the request should be allowed, the requested modifications shall be made. The Participant shall effect the modifications through execution of a new Payment Election, which shall constitute the only Payment Election which is outstanding and effective.

2.5 Reduction or Termination of Future Deferral

(a)

A Participant may elect to reduce or to revoke his deferral of compensation into his Deferred Compensation Account, but such election shall have effect only prospectively. A Participant shall effect an election to reduce his deferral of compensation by execution of a new Deferral Election, which shall constitute the only Deferral Election which is outstanding and effective. A Participant shall effect an election to revoke his deferral of compensation into his Deferred Compensation Account by informing the Administrator in writing. Only one election to reduce and one election to revoke may be made under this Section 2.5 by each Participant in a calendar year.

(b)

An election to reduce or to revoke deferral of compensation under Section 2.5(a) above shall become effective in the second calendar month following receipt of such election by the Administrator.

Article III. Compensation Deferred

3.1 Deferred Compensation Account

A Deferred Compensation Account shall be established for each director when the director becomes a Participant. Compensation deferred by a Participant under the Plan shall be credited to the Deferred Compensation Account on the date such compensation would have been paid to the Participant. Hypothetical income on deferred compensation shall be credited to the Deferred Compensation Account as provided in Section 3.3, below.

3.2 Balance of Deferred Compensation Account

The balance of each Participant’s Deferred Compensation Account shall include compensation deferred by the Participant, plus amounts credited to the Participant’s Deferred Compensation Account pursuant to Section 5.3, plus income, hypothetical dividends and gains credited with respect to hypothetical investments. Losses from hypothetical investments shall reduce the Participant’s Deferred Compensation Account balance. The balance of each Participant’s Deferred Compensation Account shall be determined as of each Valuation Date.

3.3 Hypothetical Investment

(a)

Compensation deferred under the Plan which would have been paid in cash shall be assumed to be invested, without charge, in one or more hypothetical investment vehicles as are specified from time to time by the Committee. With respect to such hypothetical investment:

(1)

Cash compensation deferred shall be deemed to earn income under the hypothetical investment vehicle. The Administrator shall credit such income to the Participant’s Deferred Compensation Account, pursuant to Section 3.4 below.

(2)

The Committee, in its sole discretion, may provide that cash compensation deferred after the Restatement date is deemed invested in a different hypothetical investment vehicle or vehicles than the investment vehicle in which cash compensation deferred before the Restatement Date is deemed invested.

(3)

The Committee, in its sole discretion, may provide Plan Participants with options for one or more additional hypothetical investment vehicles for investment of cash compensation deferred under the Plan, with respect to which:

(A)

a Participant may modify his election of hypothetical investment and may make any transfers between and among hypothetical investments, through a written request to the Administrator; provided that,

(B)

only one such modification or transfer shall be allowed during any calendar quarter.

(C)

any such modification or transfer shall be effective in the second calendar month following receipt of the request by the Plan Administrator.

(D)

such modifications and transfers will be in accordance with rules and procedures adopted by the Plan Administrator.

(b)

Compensation deferred under the Plan into the Participant’s Deferred Compensation Account as an alternative to receipt of Common Stock or credited to the Participant’s Restricted Deferred Compensation Account pursuant to Sections 5.1 or 5.2 of the Plan shall be deemed to be invested, hypothetically and without charge, in whole shares of hypothetical Common Stock. Shares of hypothetical Common Stock shall be subject to adjustment in order to reflect Common Stock dividends, splits, and reclassification. Except in the event of a Change of Control, amounts in the Participant’s Deferred Compensation Account and Restricted Deferred Compensation Account deemed invested in hypothetical Common Stock must remain so invested, and no other investment vehicle available hereunder may be substituted therefor until the January following the Participant’s Termination of Service. Thereafter, intra-Plan transfers may be made only in accordance with Section 3.3(a) above; provided that all such intra-Plan transfers occurring within six months after the Participant’s Termination of Service shall be subject to approval by the Administrator to ensure compliance shall with Section 16 of the Securities Exchange Act of 1934.

(c)

Amounts equal to cash dividends which would have been paid on shares of Common Stock shall be deemed paid on whole shares of hypothetical Common Stock in the Participant’s Deferred Compensation Account and Restricted Deferred Compensation Account. Such amounts shall be credited to the Participant’s Deferred Compensation Account and shall be hypothetically invested in accordance with Section 3.3(a) unless the Participant elects to have such amounts invested in one or more of the other hypothetical investment vehicles specified from time to time by the Committee.

(d)

In the event of a Change of Control, the Committee shall provide Participants with the option for investment in at least one hypothetical investment vehicle, the annual income earned on which must be not less than 50 basis points over the Ten-Year Constant Treasury Maturity Yield as reported by the Federal Reserve Board, based upon the November averages for the preceding year.

3.4 Time of Hypothetical Investment

(a)

The balance of each Participant’s Deferred Compensation Account shall be deemed hypothetically invested on each Valuation Date, and income shall accrue on such balance upon such date, from the previous Valuation Date.

(b)

Compensation which would have been paid in cash shall be deemed invested in the Participant’s Deferred Compensation Account on the Valuation Date next following such hypothetical investment or credit.

(c)

Compensation hypothetically invested in Common Stock shall be deemed invested in whole shares of Common Stock as of the date such compensation otherwise would have been payable to the Participant. The number of whole shares of Common Stock in which compensation is deemed hypothetically invested in the Deferred Compensation Account shall be determined with respect to the last trade date in the month in which such compensation otherwise would have been payable, by reference to the closing price on the last business day of such month as reported on the Composite tape (or successor means of publishing stock prices), provided, that in absence of such information, the Stock value shall be determined by the Committee.

3.5 Statement of Account

The Administrator shall provide each Participant a statement of his Deferred Compensation Account at least annually.

Article IV. Payment of Deferred Compensation

4.1 Payment of Deferred Compensation

(a)

The Administrator shall pay amounts from the Participant’s Deferred Compensation Account, according to the Participant’s Payment Election.

(b)

Compensation deferred into the Deferred Compensation Account under the Plan shall be paid to the Participant in cash pursuant to Section 4.1(a).

4.2 Financial Necessity Payment

Notwithstanding any other provision of the Plan, if the Committee, after consideration of a Participant’s application, determines that the Participant has a financial necessity beyond the Participant’s control, and of such a substantial nature that immediate payment of compensation deferred under the Plan is warranted, the Committee in its sole and absolute discretion may direct that all or a portion of the balance of the Participant’s Deferred Compensation Account be paid to the Participant in cash. The amount of any such distribution shall be limited to the amount deemed necessary by the Committee to alleviate or remedy the hardship. The payment shall be made in a manner and at the time specified by the Committee. A Participant receiving a Financial Necessity Payment is deemed to have revoked his election for deferral of compensation under the Plan, as of the time of the Financial Necessity Payment. Any subsequent deferral of compensation under the Plan shall require that the Participant execute a new Deferral Election, subject to terms of Section 2.2(e)(1) hereof.

4.3 Certain Accelerated Payments

(a)

If a Participant terminates service under circumstances which are such that the Committee deems it in the best interest of the Participant and of CIGNA Corporation that payment of the Participant’s Deferred Compensation Account and Restricted Deferred Compensation Account be accelerated, then the Committee, upon its own motion and in its sole discretion, may direct that the Participant’s Deferred Compensation Account and Restricted Deferred Compensation Account balances be paid to him immediately.

(b)

If, as a result of substantial and unforeseen changes affecting (1) the business of CIGNA Corporation, (2) the personal or professional circumstances of a Participant, or (3) operation or administration of the Plan, the Committee determines that the interests of the Participant and of CIGNA Corporation are best served through accelerated payment of the Participant’s Deferred Compensation Account and Restricted Deferred Compensation Account, the Committee on its own motion and in its sole discretion may direct that the Participant’s Deferred Compensation Account and Restricted Deferred Compensation balances be paid to him immediately.

(c)

A Participant who is not entitled to payment of his Deferred Compensation Account under any other provision of Article IV may make a written request to the Committee for an accelerated payment of his entire Deferred Compensation Account balance except for that portion equal to hypothetical dividends on hypothetical Common Stock initially credited to the Participants’ Restricted Deferred Compensation Account pursuant to Section 5.1(a). If the Committee receives such a request, it shall make a final valuation of the unrestricted portion of the Participant’s Deferred Compensation Account and pay ninety per cent (90%) of the Deferred Compensation Account balance to the Participant. The Participant shall forfeit the remaining ten per cent (10%) of his Deferred Compensation Account balance to the Corporation. Payments under this Section 4.3(c) may be made only from that portion of a Participant’s Account, including hypothetical investment results, attributable to compensation deferred after 1995.

4.4 Payments of a Deceased Participant’s Account

(a)

If a Participant dies before his entire Deferred Compensation Account and Restricted Deferred Compensation Account has been paid to him, the Administrator shall pay the Deferred Compensation Account balance and Restricted Deferred Compensation Account in a single lump sum payment to the person(s) or trust(s) designated in writing by the Participant as his beneficiary(ies) under the Plan. The Administrator is authorized to establish rules and procedures for designations of beneficiaries and shall have the sole discretion to make determinations regarding the existence and identity of beneficiaries and the validity of beneficiary designations.

(b)

Notwithstanding Section 4.4(a), the Administrator shall pay the Deferred Compensation Account balance and Restricted Deferred Compensation Account balance, as soon as administratively feasible, in a single lump sum payment to the Participant’s estate if:

(1)

The Participant dies without having a valid beneficiary designation in effect;

(2)

The Participant’s designated beneficiary has predeceased him;

(3)

The Participant’s designated beneficiary cannot be found after what the Administrator determines, in his sole discretion, has been a reasonably diligent search; or

(4)

The Administrator determines, in his sole discretion, that a payment in such form is in the best interest of the Corporation.

Article V. Restricted Deferred Compensation Accounts

5.1 Establishment of Restricted Deferred Compensation Accounts

(a)

A Restricted Deferred Compensation Account shall be established for each person serving as a director of CIGNA Corporation on December 31, 1996 except directors who (1) if they had retired on or before December 31, 1996, would have satisfied the eligibility requirements (“Eligibility Requirements”) under Section 1 of the Retirement and Consulting Plan for Directors of CIGNA Corporation (the “Retirement Plan”) and (2) did not waive their rights under the Retirement Plan on or before December 31, 1996. As of January 1, 1997, the present value of the accrued benefits under the Retirement Plan of each Participant for whom a Restricted Deferred Compensation Account has been established will be credited to that Participant’s Restricted Deferred Compensation Account. The credited amounts will then be deemed to be invested and remain invested thereafter, hypothetically and without charge, in whole shares of hypothetical Common Stock. The number of whole hypothetical Common Shares to be credited to the Restricted Deferred Compensation Accounts shall be determined by using the average closing price for CIGNA Common Stock as reported on the Composite tape (or successor means of publishing stock prices) for the ten (10) business days prior to January 1, 1997.

(b)

A Restricted Deferred Compensation Account shall be established for each person first elected to the Board of Directors of CIGNA Corporation after December 31, 1996.

5.2 Annual Credit Amount

Beginning in 1997 and in each year thereafter, on the last business day of the month during which the Corporation’s Annual Meeting of Shareholders is held, the Annual Credit Amount will be credited to the Restricted Deferred Compensation Account of each Participant who is then a Director of CIGNA Corporation for whom such an account has been established pursuant to Section 5.1. That amount shall be assumed to be invested and remain invested thereafter, hypothetically and without charge, in whole shares of hypothetical Common Stock. The number of whole shares shall be determined by dividing the Annual Credit Amount by the average closing price for CIGNA Common Stock (as reported on the Composite tape or successor means of publishing stock prices) for the last ten (10) business days of the month during which CIGNA Corporation’s Annual Meeting of Shareholders is held.

5.3 Dividends and Adjustments

Hypothetical dividends shall be credited to the Participant’s Deferred Compensation Account and be invested and adjusted as provided in Section 3.3(c).

5.4 Time of Payment

Payments of the balance in the Restricted Deferred Compensation Account shall: be made in cash; commence the January following the calendar year in which the Participant’s Termination of Service occurs -- except as allowed by Section 4.3(a) or (b); and be made in accordance with the Participant’s applicable Payment Election. If a Participant dies before the entire balance in his Restricted Deferred Compensation Account has been paid to him, the Administrator shall pay such balances pursuant to Section 4.4 of this Plan.

5.5 Statement of Restricted Deferred Compensation Account

The Administrator shall provide each Participant a statement of his Restricted Deferred Compensation Account at least annually. The balance in the Participant’s Restricted Deferred Compensation Account shall be calculated in accordance with Section 3.2 of the Plan.

Article VI. General Provisions

6.1 Committee Membership

A Participant who is also a member of the Committee shall take no part in any decision pertaining to a request by such Participant under Sections 2.4, 4.2, and 4.3 hereof.

6.2 Participant’s Rights Unsecured

The right of any Participant to receive payments under the provisions of the Plan represents an unsecured claim against the general assets of CIGNA Corporation, or against the general assets of any successor company which assumes the liabilities of CIGNA Corporation.

6.3 Assignability

No right to receive payments hereunder shall be transferable or assignable by a Participant. Any attempted assignment or alienation of payments hereunder shall be void and of no force or effect.

6.4 Administration

Except as otherwise provided herein, the Plan shall be administered by the Administrator who shall have the authority to adopt rules and regulations for carrying out the Plan, and who shall interpret, construe and implement the provisions of the Plan.

6.5 Amendment

The Plan may be amended, restated, modified, or terminated by the Board of Directors. No amendment, restatement, modification, or termination shall reduce the dollar value of a Participant’s Deferred Compensation Account balance or Restricted Deferred Compensation Account balance as of the Valuation Date immediately preceding such action.

6.6 Correction of Errors and Inconsistencies

The Committee upon its own motion, or at the request of the Administrator or of a Participant, shall have the authority to effect consistency among deferral elections, payment elections, or hypothetical investment with respect to amounts deferred by a Participant under the Plan, so as to avoid or rectify difficulties in Plan administration. In no event shall such action by the Committee reduce the dollar value of a Participant’s Deferred Compensation Account balance or Restricted Deferred Compensation Account balance as of the Valuation Date immediately preceding such action, nor shall the Committee take any action inconsistent with Section 3.3(b) hereof. The Committee may take such action with respect to a Participant’s Deferred Compensation Account or Restricted Deferred Compensation Account, regardless of whether such Participant may continue as a Director of CIGNA Corporation, or whether he may have terminated service. Without limiting the foregoing, the Committee may take such action upon the request of the Administrator, in order to avoid deferral of fractional shares of Stock.

6.7 Compliance with Section 16

If the Administrator determines that, in order to comply with Section 16 of the Securities Exchange Act of 1934, as amended, it is necessary for the Board rather than the Committee to take any action which the Plan authorizes the Committee to take, the Administrator shall request the Board to do so.

6.8 Construction

The masculine gender where appearing in the Plan shall be deemed to include the feminine gender. The singular shall be deemed to include the plural; and the plural the singular.